Exhibit 99.2

Important Notice Regarding the Availability of Materials

PENTAIR PLC PENTAIR PLC C/O BROADRIDGE 51 MERCEDES WAY EDGEWOOD, NY 11717

You are receiving this communication because you hold securities in Pentair plc (“Pentair”). Pentair has released informational materials regarding the separation of its Electrical business from Pentair by means of a spin-off into a newly formed, publicly traded company, nVent Electric plc (“nVent”), that are now available for your review. This notice provides instructions on how to access the Pentair materials for informational purposes only. It is not a form for voting and presents only an overview of the Pentair materials, which contain important information and are available, free of charge, on the Internet or by mail. We encourage you to access and closely review the Pentair materials and continue to view them online to access any new or updated information.

To effect the separation, nVent will distribute all of the nVent ordinary shares on a pro rata basis to the holders of Pentair ordinary shares. Immediately following the distribution, which will be effective as of the date and time referenced in the Information Statement that nVent has prepared in connection with the separation, nVent will be an independent, publicly traded company. Pentair is not soliciting proxy or consent authority in connection with the separation.

The Pentair materials consist of the Information Statement that nVent has prepared in connection with the separation. You may view the Pentair materials online at www.materialnotice.com and easily request a paper or e-mail copy (see reverse side). To facilitate timely delivery, please make your request for a paper copy no later than five business days prior to the distribution date referenced in the Information Statement.

—    How to Access the Materials    —

Materials Available to VIEW or RECEIVE:

INFORMATION STATEMENT

How to View Online:

Have the information that is printed in the box marked by the arrow (located on the following page) and visit: www.materialnotice.com.

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these materials, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) BY INTERNET:         www.materialnotice.com

2) BY TELEPHONE:    1-800-579-1639

3) BY E-MAIL*:            sendmaterial@materialnotice.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor.

THIS NOTICE WILL ENABLE YOU TO ACCESS

MATERIALS FOR INFORMATIONAL PURPOSES ONLY

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